PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

     THIS SUB-ADVISORY AGREEMENT is made as of the 28th day of January, 2009, among WT Mutual Fund, a Delaware statutory trust (the "TRUST"), Rodney Square Management Corporation (the "ADVISER"), a corporation organized under the laws of the state of Delaware and Pacific Investment Management Company LLC, a limited liability company organized under the laws of the state of Delaware (the "SUB-ADVISER").

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 ACT"), as an open-end management investment company and offers for public sale distinct series of shares of beneficial interest; and

     WHEREAS, the Wilmington Multi-Manager Real Asset Fund (the "Fund") is a series of the Trust; and

     WHEREAS, the Adviser acts as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Agreement between the Trust and the Adviser under which the Adviser is responsible for the coordination of investment of the Fund's assets in portfolio securities; and

     WHEREAS, the Adviser is authorized under the Investment Advisory Agreement to delegate its investment responsibilities to one or more persons or companies;

     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Trust, the Adviser and the Sub-Adviser agree as follows:

1. APPOINTMENT OF SUB-ADVISER. The Adviser and the Trust hereby appoint and employ the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of those assets of the Fund which the Adviser determines to assign to the Sub-Adviser (those assets being referred to as the "FUND ACCOUNT"). The Adviser may, from time to time, make additions to and withdrawals from the Fund Account.

2. ACCEPTANCE OF APPOINTMENT. The Sub-Adviser accepts its appointment as a discretionary portfolio manager and agrees to use its professional judgment to make investment decisions for the Fund with respect to the investments of the Fund Account and to implement such decisions on a timely basis in accordance with the provisions of this Agreement.

3. DELIVERY OF DOCUMENTS. The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Adviser with copies properly certified or authenticated of any amendment or supplement thereto:

     a. The Fund's Investment Advisory Agreement;

     b. The Trust's most recent effective registration statement and financial statements as filed with the Securities and Exchange Commission;

     c. The Trust's Agreement and Declaration of Trust and By-Laws; and

     d. Any policies, procedures or instructions adopted or approved by the Trust's Board of Trustees relating to obligations and services provided by the Sub-Adviser.

4. PORTFOLIO MANAGEMENT SERVICES OF THE SUB-ADVISER. The Sub-Adviser is hereby employed and authorized to select portfolio securities for investment by the Fund, to purchase and to sell securities for the Fund Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with Sections 6 and 7 hereof (as amended from time to time). In providing portfolio management services to the Fund Account, the Sub-Adviser shall be subject to and shall conform to such investment restrictions as are set forth in the 1940 Act and the rules thereunder, the Internal Revenue Code, applicable state securities laws, applicable statutes and regulations of foreign jurisdictions, the supervision and control of the Board of Trustees of the Trust, such specific instructions as the Board of Trustees may adopt and communicate to the Sub-Adviser, the investment objective, policies and restrictions of the Trust applicable to the Fund furnished pursuant to Section 5 of this Agreement and other instructions communicated to the Sub-Adviser by the Adviser. In so doing, the Sub-Adviser shall manage the Fund Account subject to the investment limitations of the 1940 Act as if the Fund Account were a separate registered investment company, unless otherwise instructed by the Adviser or the Trust. The Sub-Adviser is not authorized by the Trust to take any action, including the purchase or sale of securities for the Fund Account, in contravention of any restriction, limitation, policy or instruction described in the previous sentence. The Sub-Adviser, or its affiliate, shall maintain on behalf of the Trust the records listed in Section 9 hereunder. At the Trust's reasonable request, the Sub-Adviser will consult with the Trust or with the Adviser with respect to any decision made by it with respect to the investments of the Fund Account.

The Sub-Adviser is authorized on behalf of the Fund to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to meet the obligations of the Fund with respect to any investments made for the Fund Account which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers' risk disclosure statements, electronic trading disclosure statements and similar disclosures. The Sub-Adviser further shall have authority to instruct the Trust to: (i) pay cash for securities and other property delivered for the Fund Account, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Fund Account, and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Fund with respect to any investments made for the Fund Account. The Sub-Adviser shall not have the authority to cause the Trust to deliver securities and other property, or pay cash to the Sub-Adviser other than payment of the management fee provided for in this Agreement.


The Sub-Adviser may delegate portfolio management and administrative duties to its affiliates and may share such information as necessary to accomplish these purposes. Additionally, the Sub-Adviser will have the ability to delegate back-office non-investment advisory services to State Street Investment Manager Solutions, LLC. In all cases, the Sub-Adviser shall remain liable as if such services were provided directly. No additional fees shall be imposed for such services except as otherwise agreed.

In-Kind Securities will be assigned to the Fund Account in accordance with Schedule A, and Schedule A is hereby incorporated into this Agreement.

5. INVESTMENT OBJECTIVE, POLICIES AND RESTRICTIONS. The Trust will provide the Sub-Adviser with the statement of investment objective, policies and restrictions applicable to the Fund Account as contained in the Fund's Prospectus and Statement of Additional Information, all amendments or supplements to the Prospectus and Statement of Additional Information, and any instructions adopted by the Board of Trustees supplemental thereto. The Trust agrees, on an ongoing basis, to notify the Sub-Adviser in advance in writing of each change in the fundamental and non-fundamental investment policies of the Fund and will provide the Sub-Adviser with such further information concerning the investment objective, policies, restrictions and such other information applicable thereto as the Sub-Adviser may from time to time reasonably request for performance of its obligations under this Agreement. The Trust retains the right, on prior written notice to the Sub-Adviser or the Adviser, to modify any such objective, policies or restrictions in accordance with applicable laws, at any time.

6. TRANSACTION PROCEDURES. All transactions will be consummated by payment to or delivery by the custodian designated by the Trust (the "CUSTODIAN"), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Fund Account, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust and to the administrator designated by the Trust or any other designated agent of the Trust, all investment orders for the Fund Account placed by it with brokers and dealers. The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian. Upon reasonable request by the Adviser, the Sub-Adviser will provide reports of failed trades, of which Sub-Adviser is aware, in the Fund Account.

7. ALLOCATION OF BROKERAGE. The Sub-Adviser shall have authority and discretion to select brokers and dealers (including brokers that may be affiliates of the Sub-Adviser to the extent permitted by Section 7(c) hereof) to execute portfolio transactions initiated by the Sub-Adviser, and for the selection of the markets on or in which the transactions will be executed, subject to conformance with the policies and procedures disclosed in the Fund's Prospectus and Statement of Additional Information and the policies and procedures adopted by the Trust's Board of Trustees.

     a. In executing portfolio transactions, the Sub-Adviser will give primary consideration to securing best execution. Consistent with this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Sub-Adviser may be a party. It is understood that neither the Trust, the Adviser nor the Sub-Adviser has adopted a formula for allocation of the Fund's investment transaction business. It is also understood that it may be desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher commission to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the lowest commission. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with certain brokers, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients of the Sub-Adviser.

     b. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund Account as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other instruments to be sold or purchased in order to obtain best execution. In such event, allocation of the securities or other instruments so purchased or sold, as well as expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Trust in respect of the Fund and to such other clients.

     c. The Sub-Adviser agrees that it will not execute any portfolio transactions for the Fund Account with a broker or dealer which is (i) an affiliated person of the Trust, the Adviser or any sub-adviser for any Fund of the Trust; (ii) a principal underwriter of the Trust's shares; or (iii) an affiliated person of such an affiliated person or principal underwriter, unless such transactions are (x) exempt under Rules 10f-3(b) or 17a-10, (y) executed in accordance with Rule 17e-1 of the 1940 Act and the Trust's Rule 17e-1 procedures, as adopted in accordance with Rule 17e-1 or (z) executed in accordance with Rule 10f-3(c) of the 1940 and the Trust's Rule 10f-3(c) procedures, as adopted in accordance with Rule 10f-3. The Adviser agrees that it will provide the Sub-Adviser with a list of such affiliated brokers and dealers and that the Sub-Adviser shall not be liable to the extent that it executes a portfolio transaction for the Fund Account with a person not listed on the current list then in the Sub-Adviser's possession.

     d. The Sub-Adviser acknowledges and agrees that in connection with the exemptions provided under Rules 10f-3(b), 12d3-1, and 17a-10 under the 1940 Act, the Sub-Adviser (i) will not consult with any other sub-adviser of the Fund, which is advising the Fund, concerning the Sub-Adviser or its affiliated persons' transactions with the Fund in securities or other assets of the Fund, and (ii) will be limited to providing investment advice to the Fund with respect to the Fund Account.

8. PROXIES. The Sub-Adviser will vote all proxies solicited by or with respect to issuers of securities in which assets of the Fund Account may be invested from time to time. At the request of the Sub-Adviser, the Adviser shall provide the Sub-Adviser with its recommendations as to the voting of such proxies.

9. REPORTS TO THE SUB-ADVISER. The Trust will provide the Sub-Adviser with such periodic reports concerning the status of the Fund Account as the Sub-Adviser may reasonably request. Further, Sub-Adviser shall maintain all accounts, books and records with respect to the Fund Account as are required of a sub-advisor of a registered investment company pursuant the 1940 Act and Investment Advisers Act of 1940 (the "Investment Advisers Act"), and the rules thereunder. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Fund are the property of the Fund and agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act.

10. FEES FOR SERVICES. The compensation of the Sub-Adviser for its services under this Agreement shall be calculated and paid by the Trust in accordance with the attached Schedule B.

11. OTHER INVESTMENT ACTIVITIES OF THE SUB-ADVISER. The Trust acknowledges that the Sub-Adviser or one or more of its affiliated persons may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that the Sub-Adviser, its affiliated persons or any of its or their directors, officers, members, agents or employees may buy, sell or trade in any securities for its or their own respective accounts ("AFFILIATED ACCOUNTS"). Subject to the provisions of
Section 7(b) hereof, the Trust agrees that the Sub-Adviser or its affiliated persons may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Fund Account, provided that the Sub-Adviser acts in good faith, and provided further, that it is the Sub-Adviser's policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objective and policies of the Fund Account and any specific investment restrictions applicable thereto. The Trust acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which involve the Fund Account or otherwise. The Sub-Adviser shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund Account or otherwise.

12. CERTIFICATE OF AUTHORITY. The Trust, the Adviser and the Sub-Adviser shall furnish to each other from time to time certified copies of the resolutions of their Boards of Trustees/Directors/Members or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Trust, a Fund Account, the Adviser and/or the Sub-Adviser.

13. LIMITATION OF LIABILITY. The Sub-Adviser shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust or the Adviser, provided, however, that such acts or omissions shall not have resulted from the Sub-Adviser's willful misfeasance, bad faith, gross negligence or a reckless disregard of duty. Nothing in this Section 13 shall be construed in a manner inconsistent with Section 17(i) of the 1940 Act. The Sub-Adviser shall have no responsibility under this agreement with respect to the management of assets of the Fund other than the Fund Account.

14. CONFIDENTIALITY. Subject to the duty of the Sub-Adviser, the Adviser and the Trust to comply with applicable law, including any demand or request of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all material non-public information pertaining to the Fund Account and the actions of the Sub-Adviser, the Adviser and the Trust in respect thereof.

15. ASSIGNMENT. This Agreement shall terminate automatically in the event of its assignment. The Sub-Adviser shall notify the Trust and the Adviser in writing sufficiently in advance of any proposed change of control within the meaning of the 1940 Act to enable the Trust and the Adviser to take the steps necessary to enter into a new contract with the Sub-Adviser.

16. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE TRUST. The Trust represents, warrants and agrees that:

     a. The Sub-Adviser has been duly appointed by the Board of Trustees of the Trust to provide investment services to the Fund Account as contemplated hereby.

     b. The Trust will deliver to the Sub-Adviser a true and complete copy of the Fund's then current Prospectus and Statement of Additional Information as effective from time to time and such other documents or instruments governing the investment of the Fund Account and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Agreement.

     c. The Trust is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Trust by applicable law and regulations.

     d. The Fund is a "qualified institutional buyer" ("QIB") as defined in Rule 144A under the Securities Act of 1933, as amended, and the Trust will promptly notify the Sub-Adviser if the Fund ceases to be a QIB.

     e. The Fund is a "qualified eligible person" ("QEP") as defined in Commodity Futures Trading Commission Rule 4.7 ("CFTC Rule 4.7"), and the Trust will promptly notify the Sub-Adviser if the Fund ceases to be a QEP, and hereby consents for the Fund to be treated as an "exempt account" under CFTC Rule 4.7.

     f. The Fund Account's assets are free from all liens and charges, and the Trust undertakes that no liens or charges will arise from the acts or omissions of the Trust which may prevent the Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser's authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Fund with respect to any investments made for the Fund Account.

17. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE ADVISER. The Adviser represents, warrants and agrees that:

     a. The Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to the Fund Account as contemplated hereby.

     b. The Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

18. REPRESENTATIONS. WARRANTIES AND AGREEMENTS OF THE SUB-ADVISER. The Sub-Adviser represents, warrants and agrees that:

     a. The Sub-Adviser is registered as an "investment adviser" under the Investment Advisers Act of 1940 ("ADVISERS ACT").

     b. The Sub-Adviser will maintain, keep current and preserve on behalf of the Trust, in the manner required or permitted by the 1940 Act, the records identified in Section 9. The Sub-Adviser agrees that such records are the property of the Trust, and will be surrendered to the Trust promptly upon request provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser agrees to keep confidential all records of the Trust and information relating to the Trust, unless the release of such records or information is otherwise consented to in writing by the Trust or the Adviser. The Trust and the Adviser agree that such consent shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

     c. The Sub-Adviser will complete such reports concerning purchases or sales of securities on behalf of the Fund Account as the Adviser or the Trust may from time to time reasonably require to assure compliance with the 1940 Act, the Internal Revenue Code, applicable state securities laws and applicable statutes and regulations of foreign jurisdictions.

     d. The Sub-Adviser has adopted a written code of ethics complying in all material respects with the requirements of Rule 17j-1 under the 1940 Act and
Section 204A of the Advisers Act and has provided the Trust with a copy of the code of ethics. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, an officer of the Sub-Adviser shall certify to the Trust that the Sub-Adviser has complied in all material respects with the requirements of Rule 17j-1 and Section 204A during the previous year and that there has been no material violation of the Sub-Adviser's code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. The Sub-Adviser will provide a summary of violations, if any, of Sub-Adviser's code of ethics from time to time in such form as determined by the Sub-Adviser.

     e. The Trust and the Adviser acknowledge they have received, at least 48 hours prior to the execution of this Agreement, a copy of Part II of the Sub-Adviser's Form ADV, as amended. The Sub-Adviser will furnish a copy of its Form ADV to the Adviser at least annually and promptly after filing with the Securities and Exchange Commission any amendment thereto which reflects any material changes with respect to the Fund.

     f. The Sub-Adviser will immediately notify the Trust and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Sub-Adviser will also immediately notify the Trust and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, directly involving the affairs of the Fund.

19. AMENDMENT. This Agreement may be amended at any time, but only by written agreement among the Sub-Adviser, the Adviser and the Trust, which amendment is subject to the approval of the Board of Trustees and, to the extent required by the 1940 Act, the shareholders of the Fund in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

20. EFFECTIVE DATE; TERM. This Agreement shall become effective on the date first written above and shall remain in force for a period of time of two years from such date, and from year to year thereafter but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that this Agreement may be continued "annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

21. TERMINATION.

     a. This Agreement may be terminated by the Trust (by a vote of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Fund), without the payment of any penalty, immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified or otherwise by the Trust, upon sixty (60) days' written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

     b. This Agreement may also be terminated by the Adviser or the Sub-Adviser, without the payment of any penalty immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach or otherwise by the Adviser or the Sub-Adviser upon sixty (60) days' written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

22. DEFINITIONS. As used in this Agreement, the terms "affiliated person," "assignment," "control," "interested person," "principal underwriter" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

23. NOTICE. Any notice under this Agreement shall be given in writing and sent via electronic mail or addressed and delivered or mailed, postage prepaid, to the other parties to this Agreement at their principal place of business.

24. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

25. GOVERNING LAW. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

26. ENTIRE AGREEMENT. This Agreement and the Schedules attached hereto embodies the entire agreement and understanding between the parties.

27. USE OF PIMCO NAME. During the term of this Agreement, the Sub-Adviser grants to the Adviser a non-exclusive, non-transferable and non-assignable license to use the name "PIMCO." In the event that this Agreement shall be terminated for any reason, and in the event a new or successor Agreement with the Sub-Adviser is not concluded, the Adviser and the Trust understand that they must immediately take all steps necessary to delete the name "PIMCO" from the Fund's name and cease any and all use of the name "PIMCO."

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

                                       WT MUTUAL FUND
                                       on behalf of the Wilmington Multi-Manager
                                       Real Asset Fund

                                       By:    /S/ EDWARD W. DIFFIN, JR.
                                              --------------------------
                                       Name:  Edward W. Diffin, Jr.
                                       Title: Vice President & Secretary


                                       RODNEY SQUARE MANAGEMENT
                                       CORPORATION

                                       By:    /S/ JOHN J. KELLEY
                                              --------------------------
                                       Name:  John J. Kelley
                                       Title: President



                                       PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

                                       By:    /S/ BRENT L. HOLDEN
                                              --------------------------
                                       Name:  Brent L. Holden
                                       Title: Managing Director

                                   SCHEDULE A

                               IN-KIND SECURITIES


The Adviser desires to assign to the Fund Account certain "in-kind" securities (the "In-Kind Securities"). A certified list of the In-Kind Securities to be assigned to the Fund Account will be provided to the Sub-Adviser by the Custodian.

The Adviser and the Trust acknowledge and agree that some or all of the In-Kind Securities may have value for the Fund Account and it may be in the Fund's best interest to retain them, but in order to conform to the strategy of the Fund Account, some or all of such assets may be liquidated at such times and in such manner as is deemed appropriate by the Sub-Adviser and the proceeds be invested in compliance with the investment objectives of the Fund.

The Adviser and the Trust acknowledge and agree that the Sub-Adviser will use its commercially reasonable efforts to obtain best execution. The Sub-Adviser will not be liable to the Adviser, the Trust or the Fund for the prices obtained in connection with any sale of the In-Kind Securities and the Adviser and the Trust acknowledge that such prices may in fact be much lower than the prices at which such In-Kind Securities are presently carried in the Fund's portfolio. The Sub-Adviser shall maintain a log of all transactions placed through all securities brokerage firms including the name of the firm, a description of each transaction, the date of each transaction and the amount or commissions paid.


The Sub-Adviser shall invest the proceeds from the sale of the assets, together with any assets remaining unsold, in accordance with the investment objectives of the Fund as mutually established by the Sub-Adviser, the Trust and the Adviser. In the event any in-kind assets assigned into the Fund Account are not consistent with the strategy of the Fund Account, the Adviser and the Trust acknowledge and agree that the Sub-Adviser can continue to hold such assets in the Fund Account without regard to the Fund Account's strategy.

                                   SCHEDULE B

                                  FEE SCHEDULE

     For the services to be provided to the Fund pursuant to the attached Sub-Advisory Agreement, the Fund shall pay the Sub-Adviser an annual fee calculated as follows:


                  0.2875% on all Fund Account assets*

     The fee shall be calculated and paid monthly in arrears based on the average daily net asset value of the Fund Account as reported on the Custodian's statement at the end of the billing period..

     Fees shall be prorated on a daily basis when the Fund Account is managed by the Sub-Adviser for a portion of any quarter, except that in the event this agreement is terminated in the first three months, no proration shall be made for the first three months' fees.

     The Fund Account is comprised of all funds and assets, including cash, cash accruals, additions, substitutions and alterations which are allocated to the Sub-Adviser.

     *This fee is based on a custom portfolio (85% Global Real Return and 15% EM Local Bonds) comprised of two differently priced strategies. The following table sets out the fee structure should the asset allocation (as determined by reference to the Barclays's Universal Inflation-Linked Bonds Index weightings) fluctuate by 10%.

------------------------------------------------------------------------------------------------------------
                                                                        FEE RATE (0.50%)
                            FEE RATE (0.25%)                           MULTIPLIED BY INDEX
   GLOBAL REAL RETURN     MULTIPLIED BY INDEX     EM LOCAL BONDS       WEIGHTING WHEN EM        BLENDED FEE
    INDEX WEIGHTING           WEIGHTING           INDEX WEIGHTING        ASSETS <$100MM           RATE**
------------------------------------------------------------------------------------------------------------
         45.00%              0.001125                 55.00%                 0.00275              0.003875
         55.00%              0.001375                 45.00%                 0.00225              0.003626
         65.00%              0.001625                 35.00%                 0.00175              0.003375
         75.00%              0.001875                 25.00%                 0.00125              0.003125
         85.00%              0.002125                 15.00%                 0.00075              0.002875
         95.00%              0.002375                  5.00%                 0.00025              0.002625
------------------------------------------------------------------------------------------------------------

**Fees on EM portion reflect a 50 basis point fee rate. For amounts exceeding
  $100 million this fee rate will be reduced to 45 basis points and calculated as part of the Blended Fee Rate.

Dated:  January 28, 2009